Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206

GS Finance Corp. $150,000 Callable Monthly S&P 500® Index-Linked Range Accrual Notes due 2032 guaranteed by The Goldman Sachs Group, Inc.

Subject to our redemption right described below, interest, if any, on your notes will be paid monthly on the last calendar day of each month, commencing on the first interest payment date (September 30, 2017) and ending on the stated maturity date (August 31, 2032).  The amount of interest that you will be paid each month will be based on the number of scheduled trading days, each a “reference date”, on which the closing level of the S&P 500® Index is greater than or equal to 75% of the initial index level of 2,446.30, which is 1,834.725.  To determine your annualized interest rate with respect to each interest payment date, we will divide the number of reference dates in the immediately preceding interest period on which the above condition is met by the total number of reference dates in that interest period. We will then multiply the resulting fraction by the interest factor of 7%.  Your monthly interest payment for each $1,000 face amount of your notes will equal the product of the applicable annualized interest rate times $1,000 times an accrued interest factor. The accrued interest factor is determined in accordance with the 30/360 (ISDA) day count convention, therefore, on any monthly interest payment date, interest, if any, may be paid for less than or greater than 30 days. See page PS-7. Unless the above condition is met on each reference date in a monthly interest period, the interest rate with respect to the next interest payment date will be less than 7% per annum, and if it is never met, the interest rate with respect to such interest payment date will be 0%.
We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any monthly interest payment date beginning in August 2018.
If we do not redeem your notes, the amount that you will be paid on your notes on the stated maturity date, in addition to any accrued and unpaid interest, is based solely on the performance of the index as measured from the trade date (August 29, 2017) to and including the determination date (August 17, 2032). If the final index level on the determination date is greater than or equal to 50% of the initial index level, you will receive the face amount of your notes. If the final index level is less than 50% of the initial index level, the amount you receive will depend on the index return but will be less than the face amount of your notes, as described below.  You will not benefit from any increase in the final index level above the initial index level, and you could lose your entire investment in the notes if the final index level is zero.
To determine your payment at maturity, excluding any interest payment, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:
•	if the index return is greater than or equal to -50% (the final index level is greater than or equal to 50% of the initial index level), $1,000; or
•	if the index return is less than -50% (the final index level is less than 50% of the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) the index return times (b) $1,000.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.
The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $937 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page .
Original issue date:	August 31, 2017	Original issue price:	100% of the face amount
Underwriting discount:	4.55% of the face amount	Net proceeds to the issuer:	95.45% of the face amount
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC
Pricing Supplement No. 1,868 dated August 29, 2017.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $937 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $23 per $1,000 face amount).
Prior to August 31, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through August 30, 2018). On and after August 31, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●      Product supplement no. 1,754 dated July 10, 2017
●     General terms supplement no. 1,734 dated July 10, 2017
●     Prospectus supplement dated July 10, 2017
●     Prospectus dated July 10, 2017
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Callable Monthly S&P 500® Index-Linked Range Accrual Notes due 2032

INVESTMENT THESIS
•
For investors who want the opportunity for a potentially higher annualized interest rate than on a comparable fixed or floating rate debt security and believe that (i) the level of the underlier on any scheduled trading day from and including the issue date (August 31, 2017) to but excluding the final interest determination date (August 17, 2032) will not be less than 75.00% of the initial underlier level of 2,446.30, which is 1,834.725 and (ii) the final underlier level will not decline by more than 50.00% relative to the initial underlier level.

•
For investors who (i) are willing to bear a loss if the final underlier level declines by more than 50.00% relative to the initial underlier level and (ii) are willing to receive interest at a rate of less than 7.00% per annum, and possibly 0% per annum, if the underlier level does not meet or exceed the underlier barrier level on each reference date.

•	For investors who understand that, due to the issuer’s early redemption right, the term of their notes could be anywhere from one to fifteen years.
DETERMINING PAYMENT ON THE NOTES
The monthly interest payment for each $1,000 face amount of the notes will equal:
Subject to the issuer’s early redemption right, at maturity, excluding any interest payment, for each $1,000 face amount the investor will receive:
•	if the final underlier level is greater than or equal to the trigger buffer level, 100% of the face amount; or
•	if the final underlier level is less than the trigger buffer level, the sum of (i) 100% of the face amount plus (ii) the product of the underlier return times the face amount.
If the final underlier level is less than the trigger buffer level, the return on the notes will be negative and the investor could lose their entire investment in the notes.
DETAILS OF THE ISSUER’S EARLY REDEMPTION RIGHT
•	We may redeem the notes at 100% of their face amount, plus any accrued and unpaid interest, on any interest payment date beginning in August 2018.
•	While we may choose to call the notes on any monthly interest payment date beginning in August 2018, we are more likely to call the notes if:
o	the underlier level stays above the underlier barrier level;
o	interest rates decline or do not increase; or
o	the issuer’s credit spread decreases.
KEY TERMS
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	The S&P 500® Index (Bloomberg symbol, "SPX Index")
Face Amount:	$150,000 in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	August 29, 2017
Settlement Date:	August 31, 2017
Determination Date:	August 17, 2032
Stated Maturity Date:	August 31, 2032
Early Redemption Right:
We have the right to redeem the notes, in whole but not in part, at a price equal to 100% of the face amount plus any accrued and unpaid interest to but excluding such redemption date, on each interest payment date on or after August 31, 2018

Redemption Dates:	The interest payment date that will fall on August 31, 2018 and each interest payment date occurring thereafter
Interest Determination Dates:	The tenth scheduled trading day prior to each interest payment date
Interest Payment Dates:	The last calendar day of each month, beginning on September 30, 2017 and ending on the stated maturity date
Initial Underlier Level:	2,446.30
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage.
Underlier Barrier Level:	1,834.725, which is 75.00% of the initial underlier level
Trigger Buffer Level:	50.00% of the initial underlier level
Day Count Convention:	30/360 (ISDA)
Business Day Convention:	Following unadjusted
Accrued Interest Factor:
Calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment date) to but excluding the next succeeding interest payment date

CUSIP/ISIN:	40054LNG5 / US40054LNG58

HYPOTHETICAL INTEREST PAYMENT
Underlier Level Generally Increases Over the Life of the Notes, And the Final Underlier Level Is Greater Than the Trigger Buffer Level

•	Interest Payments: Interest will accrue at the full interest rate of 7.00% per annum.
•	Call Feature: The issuer is more likely to call the notes prior to maturity.
•	Payment at Maturity: Since the final underlier level is greater than the trigger buffer level, the investor will receive the face amount at maturity.
Underlier Level Increases and Decreases Over The Life of the Notes, But the Final Underlier Level Is Greater Than the Trigger Buffer Level
•	Interest Payments: The interest rate will be 7.00% per annum only during the periods when the closing level of the underlier is always greater than or equal to the underlier barrier level.
•	Call Feature: The issuer is somewhat more likely to call the notes prior to maturity when the underlier level is greater than the underlier barrier level.
•	Payment at Maturity: Since the final underlier level is greater than the trigger buffer level, the investor will receive the face amount at maturity.

Underlier Level Increases and Decreases Over The Life of the Notes, But the Final Underlier Level Is Less Than the Trigger Buffer Level
•	Interest Payments: The interest rate will be 7.00% per annum only during the periods when the closing level of the underlier is always greater than or equal to the underlier barrier level.
•	Call Feature: The issuer is somewhat less likely to call the notes prior to maturity when the underlier level is less than the underlier barrier level.
•	Payment at Maturity: Since the final underlier level is less than the trigger buffer level, the investor will lose a significant portion of their investment.
Underlier Level Generally Decreases Over The Life of the Notes, And the Final Underlier Level Is Less Than the Trigger Buffer Level
•	Interest Payments: The monthly interest payments are mostly zero.
•	Call Feature: The issuer is not likely to call the notes prior to maturity.
•	Payment at Maturity: Since the final underlier level is less than the trigger buffer level, the investor will lose a significant portion of their investment.
RISKS
Please read the section entitled “Additional Risk Factors Specific to Your Notes” of this pricing supplement as well as the risks and considerations described in the accompanying prospectus dated July 10, 2017, in the accompanying prospectus supplement dated July 10, 2017, under “Additional Risk Factors Specific to the Callable Range Accrual Notes” in the accompanying product supplement no. 1,754 dated July 10, 2017, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 dated July 10, 2017.

 SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,754” mean the accompanying product supplement no. 1,754, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Callable Range Accrual Notes” on page S-25 of the accompanying product supplement no. 1,754 and “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,754 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,754 or the accompanying general terms supplement no. 1,734.

Key Terms
Issuer:  GS Finance Corp.
Guarantor:  The Goldman Sachs Group, Inc.
Underlier:  the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC
Specified currency:  U.S. dollars (“$”)
Terms to be specified in accordance with the accompanying product supplement no. 1,754:
●	type of notes: notes linked to an underlier
●	redemption right or price dependent redemption right: yes, as described below
●	reference rate: not applicable
●	rate trigger range: not applicable
●	trigger buffer level: yes, as described below
●	buffer level: not applicable
Face amount:  each note will have a face amount of $1,000; $150,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes or upon any early redemption of your notes, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date or date of early redemption, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated trigger buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face

Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-15 of this pricing supplement.
Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-31 of the accompanying product supplement no. 1,754.  Pursuant to this approach, it is the opinion of Sidley Austin llp that it is likely that any interest payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on interest payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any interest payment) and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, we will pay you on the stated maturity date, subject to our early redemption right, an amount in cash equal to:
•	if the final underlier level is greater than or equal to the trigger buffer level, $1,000; or
•	if the final underlier level is less than the trigger buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return
Early redemption right:  we have the right to redeem your notes, in whole but not in part, on each redemption date at a price equal to 100% of the face amount plus any accrued and unpaid interest to but excluding such redemption date, subject to at least ten business days prior notice, as further described under “General Terms of the Callable Range Accrual Notes – Redemption of the Notes” on page S-25 of the accompanying product supplement no. 1,754
Redemption dates: the interest payment date that will fall on August 31, 2018 and each interest payment date occurring thereafter
Interest rate:  the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the underlier on each reference date during the interest period immediately preceding such interest payment date.  The interest rate will be equal to the product of (1) the interest factor times (2) the quotient of (i) the number of reference dates during the applicable interest period when the closing level of the underlier is greater than or equal to the underlier barrier level divided by (ii) the number of reference dates in such interest period, subject to adjustment as described under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-25 of the accompanying product supplement no. 1,754.
Interest factor:  7.00%
Interest period:  each period from and including each interest determination date (or the original issue date in the case of the initial interest period) to but excluding the next succeeding interest determination date
Interest determination dates:  the tenth scheduled trading day prior to each interest payment date
Interest payment dates:  the last calendar day of each month, beginning on September 30, 2017 and ending on the stated maturity date, subject to adjustment as described under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-25 of the accompanying product supplement no. 1,754
Day count convention:  30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

Day Count Fraction	=	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360
where:
“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;
“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;
“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and
“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.
Accrued interest factor:  calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment date) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”).Although interest payment dates occur monthly, for certain interest payment dates, this day count convention may result in interest accrual periods with less than or greater than 30 days.
While the actual interest payment, if any, will depend upon, among other things, the number of reference dates during the applicable interest period and the number of reference dates in such period when the closing level of the underlier is greater than or equal to the underlier barrier level, due to the day count convention, the accrued interest factor for each interest payment date will vary.  For the interest payment dates falling on the last calendar day of each January, April, May, June, July, August, September, October, November and December, the accrued interest factor will be 30/360.  The below table illustrates the accrued interest factor applicable for each interest payment date falling on the last calendar day of each February and March.  See “Additional Risk Factors Specific to Your Notes — Risks Relating to the Use of the 30/360 (ISDA) Day Count Convention” for more information.
February or March Interest Payment Date*	Applicable Accrued Interest Factor for the Interest Payment Date
2/28/2018	28 / 360
3/31/2018	33 / 360
2/28/2019	28 / 360
3/31/2019	33 / 360
2/29/2020	29 / 360
3/31/2020	32 / 360
2/28/2021	28 / 360
3/31/2021	33 / 360
2/28/2022	28 / 360
3/31/2022	33 / 360
2/28/2023	28 / 360
3/31/2023	33 / 360
2/29/2024	29 / 360
3/31/2024	32 / 360
2/28/2025	28 / 360
3/31/2025	33 / 360
2/28/2026	28 / 360
3/31/2026	33 / 360
2/28/2027	28 / 360
3/31/2027	33 / 360
2/29/2028	29 / 360
3/31/2028	32 / 360

2/28/2029	28 / 360
3/31/2029	33 / 360
2/28/2030	28 / 360
3/31/2030	33 / 360
2/28/2031	28 / 360
3/31/2031	33 / 360
2/29/2032	29 / 360
3/31/2032	32 / 360
*The table includes only the applicable accrued interest factor for the interest payment dates falling on the last calendar day of each February and March
Initial underlier level: 2,446.30
Underlier barrier level:  1,834.725, which is 75.00% of the initial underlier level
Final underlier level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734
Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Trigger buffer level:  50.00% of the initial underlier level
No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system
Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734
Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Trade date:  August 29, 2017
Original issue date (settlement date): August 31, 2017
Determination date: August 17, 2032, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-17 of the accompanying general terms supplement no. 1,734
Stated maturity date:  August 31, 2032, subject to adjustment as described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
Reference date:  for each interest period, each day that is a scheduled trading day
Business day convention:  following unadjusted
Regular record dates:  the scheduled business day immediately preceding each interest payment date
Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-30 of the accompanying product supplement no. 1,754
ERISA:  as described under “Employee Retirement Income Security Act” on page S-38 of the accompanying product supplement no. 1,754
Supplemental plan of distribution; conflicts of interest:  as described under “Supplemental Plan of Distribution” on page S-39 of the accompanying product supplement no. 1,754 and “Plan of Distribution – Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.
GS Finance Corp. has agreed to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 4.00% of the face amount.  GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on August 31, 2017, which is the second scheduled business day following the date of this pricing supplement and of the pricing of the notes.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Calculation agent:  GS&Co.
CUSIP no.:  40054LNG5
ISIN no.:  US40054LNG58
FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate with respect to any given interest payment date based on the closing level of the underlier on the applicable reference dates in the immediately preceding interest period, (ii) the method we will use to calculate the amount of interest accrued between interest payment dates and (iii) the impact that the various hypothetical closing levels of the underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, what the final underlier level will be on the determination date and what the interest rate will be on any interest payment date.  The underlier has been highly volatile in the past — meaning that the underlier level has changed substantially in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Trigger buffer level	50.00% of the initial underlier level
Underlier barrier level	75.00% of the initial underlier level
Interest factor	7.00%

The day count convention calculation results in an accrued interest factor of approximately 0.08333 (the accrued interest factor for an interest accrual period may be less than or greater than approximately 0.08333)
The notes are not called
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No market disruption event or non-trading day occurs on any reference date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, the actual underlier level on any reference date in any interest period, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical levels of the underlier shown elsewhere in this pricing supplement.  For information about the levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” on page PS-17. Before investing in the notes, you should consult publicly available information to determine the underlier level between the date of this pricing supplement and the date of your purchase of the notes.
The following table and examples illustrate the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above.  The numbers in the first column represent the number of reference dates (“N”) during any given interest period for which the closing level of the underlier is greater than or equal to the underlier barrier level.  The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note (rounded to the nearest one-hundredth of a percent), that would be payable with respect to a given interest period in which the closing level of the underlier is greater than or equal to the underlier barrier level for a given number of reference dates (as specified in the first column).
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.
N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) x 7.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	20	0.00000000	0.00%
5	20	0.01750000	0.15%
10	20	0.03500000	0.29%
15	20	0.05250000	0.44%
20	20	0.07000000	0.58%
*  The number of days for which the closing level of the underlier is greater than or equal to the underlier barrier level in a given interest period is subject to numerous adjustments, as described under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-25 of the accompanying product supplement no. 1,754.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.
Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount*
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	100.000%
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
50.000%	100.000%
49.999%	49.999%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%
* Does not include interest, if any, payable on the stated maturity date

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.
The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Callable Range Accrual Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-22 of the accompanying product supplement no. 1,754.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on any day, the final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing level of the underlier and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive at each interest payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on the actual closing levels of the underlier and the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Callable Range Accrual Notes” in the accompanying product supplement no. 1,754. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,754. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Callable Range Accrual Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-22 of the accompanying product supplement no. 1,754.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Callable Range Accrual Notes — Your Notes May Not Have an Active Trading Market” on page S-22 of the accompanying product supplement no. 1,754.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the interest and return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based solely on the performance of the underlier as measured from the initial underlier level to the closing level on the determination date.  If the final underlier level for your notes is less than the trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
We Are Able to Redeem Your Notes at Our Option
On any monthly interest payment date on or after August 31, 2018, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason.  Because of this redemption option, the term of your notes could be anywhere between one and fifteen years. See “Additional Risk Factors Specific to the Callable Range Accrual Notes — We Are Able to Redeem Your Notes at Our Option” on page S-21 of the accompanying product supplement no. 1,754.
If the Closing Level of the Underlier Is Less Than the Underlier Barrier Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced
Because of the formula used to calculate the interest rate applicable to your notes, if, on any reference date in any applicable interest period, the closing level of the underlier is less than the underlier barrier level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the closing level of the underlier is less than the underlier barrier level for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
Risks Relating to the Use of the 30/360 (ISDA) Day Count Convention
The notes follow a “30/360 (ISDA)” day count convention as described under “Summary Information — Key Terms — Day count convention” above. For certain interest payment dates, specifically those that fall in February and March, application of the 30/360 (ISDA) day count convention may result in interest accrual periods of less than or greater than 30 days out of a year of 360 days.
While the actual interest payment, if any, on an interest payment date will depend upon, among other things, the number of reference dates during the applicable interest period and the number of reference dates in such period when the closing level of the underlier is greater than or equal to the underlier barrier level, the accrued interest factor (reflecting the amount of days for which interest will be paid) may be based on a period of less than or greater than 30 days.
Further, because an interest accrual period may have less than or greater than 30 days, if you purchase or sell notes in the secondary market, if any, during an interest accrual period with less than or greater than 30 days, the price of the notes may not reflect the exact number of days in the applicable interest accrual period as determined by the 30/360 (ISDA) day count convention. See “Summary Information — Key Terms — Accrued interest factor” above for more information.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected
The cash settlement amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the trigger buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, the trigger buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.
The Tax Consequences of an Investment in Your Notes Are Uncertain
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and tax treatment of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-31 of the accompanying product supplement no. 1,754. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-31 of the accompanying product supplement no. 1,754 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes
The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any interest payments and any amounts a United States alien holder receives upon the sale, exchange, redemption or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER
The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index.  Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:
•
with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

•
with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

As of July 31, 2017, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.32%), Consumer Staples (8.66%), Energy (6.02%), Financials (14.51%), Health Care (14.36%), Industrials (10.13%), Information Technology (22.79%), Materials (2.88%), Real Estate (2.95%), Telecommunication Services (2.21%) and Utilities (3.18%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers - S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,734.
The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Underlier
The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving any interest payment on any interest payment date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes.

The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.
The graph below shows the daily historical closing levels of the underlier from August 29, 2007 through August 29, 2017. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

VALIDITY OF THE NOTES AND GUARANTEE
In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,754, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 1,754, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 1,754, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	PS-5
Hypothetical Examples	PS-10
Additional Risk Factors Specific to Your Notes	PS-13
The Underlier	PS-17
Validity of the Notes and Guarantee	PS-20
Product Supplement No. 1,754 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Callable Range Accrual Notes	S-7
Additional Risk Factors Specific to the Callable Range Accrual Notes	S-20
General Terms of the Callable Range Accrual Notes	S-25
Use of Proceeds	S-30
Hedging	S-30
Supplemental Discussion of Federal Income Tax Consequences	S-31
Employee Retirement Income Security Act	S-38
Supplemental Plan of Distribution	S-39
Conflicts of Interest	S-42
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial AverageTM	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$150,000

GS Finance Corp.

Callable Monthly S&P 500® Index-Linked Range Accrual Notes due 2032

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC